Exhibit IX

Financial information

January–August 2016

(unaudited)

Nordic Investment Bank	Financial information January–August 2016

Table of contents

Key figures	3

Comments on NIB’s financial figures January–August 2016	4

Income statement	5

Statement of comprehensive income	5

Statement of financial position	6

Statement of changes in equity	7

Cash flow statement	8

4 October 2016

Nordic Investment Bank	Financial information January–August 2016

Key figures

(in EUR million unless otherwise specified)	Aug 2016*	Aug 2015*	Dec 2015
Net interest income	159	165	247
Profit/loss	145	150	215
Loans disbursed	1,946	1,272	2,716
Loans agreed	2,545	1,389	2,830
Loans outstanding	16,158	15,141	15,627
Guarantee commitments	—	—	—
New debt issues	4,470	2,665	4,276
Debts evidenced by certificates	21,746	19,717	20,862
Total assets	27,611	26,268	27,311
Equity/total assets (%)	11.5	11.7	11.5
Profit/average equity (%)	6.9	7.4	7.0
Number of employees (average during the period)	191	189	188

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2016

Comments on NIB’s financial figures January–August 2016

In the first eight months of the year, NIB experienced good demand for its long-term financing. A total of 33 loans were agreed (Jan–Aug 2015: 25) amounting to EUR 2,545 million (EUR 1,389 million). Disbursements totalled EUR 1,946 million (Jan–Aug 2015: EUR 1,272 million). The figures for loans agreed and disbursed include bonds purchased in NIB’s newly established green bond portfolio. The Bank has actively participated in four issuances and holds EUR 61 million of green bonds.

The demand for long term financing was mainly driven by large investment needs in the public sector in the Bank’s member countries. Many public sector infrastructural investments completed in the 1960s and 70s need to be upgraded or replaced as they are reaching the end of their economic lives. Furthermore, urbanisation, population growth and ageing are also putting pressure on infrastructure, necessitating further investments. Water supply, wastewater treatment, energy generation and energy distribution are examples of infrastructure projects that NIB has financed this year.

The profit for the period amounted to EUR 145 million, down by EUR 5 million compared with the same period in 2015

(EUR 150 million). The decrease in earnings was primarily attributable lower net interest income, down by EUR 6 million on a year ago, and to an increase in impairment of loans to EUR 12 million, compared to net reversals of EUR 4 million in January–August 2015. However, higher net profit on financial operations of EUR 21 million, compared to EUR 3 million in January–August 2015, contributed positively.

During the first eight months of the year, NIB raised EUR 4.5 billion in new funding, which accounts for close to 85% of this year’s funding plans. The three-year, USD 1.25 billion global benchmark in February was followed by a five-year, USD 1 billion benchmark in August. The Bank continued to issue NIB Environmental Bonds. So far this year, two NIB Environmental Bonds have been issued, totalling the equivalent of EUR 600 million.

In the near term, public sector investment needs are expected to remain great, and given the demand, disbursements are likely to stay at a high level for the rest of the year.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–August 2016

Income statement

EUR 1,000

	Jan–Aug 2016*	Jan–Aug 2015*	Jan–Dec 2015

Interest income	208,189	231,062	338,781

Interest expense	-49,141	-65,780	-92,005

Net interest income	159,048	165,282	246,776

Commission income and fees received	8,823	7,675	12,218

Commission expense and fees paid	-1,578	-1,821	-2,212

Net profit/loss on financial operations	20,929	3,063	11,521

Foreign exchange gains and losses	-23	96	82

Operating income	187,199	174,295	268,385

Expenses
General administrative expenses	28,422	25,672	41,740

Depreciation	1,474	2,780	8,737

Impairment of loans	12,285	-3,760	2,509

Total expenses	42,182	24,692	52,987

PROFIT/LOSS FOR THE PERIOD	145,017	149,603	215,398

Statement of comprehensive income

EUR 1,000

	Jan–Aug 2016*	Jan–Aug 2015*	Jan–Dec 2015

Profit/loss for the period	145,017	149,603	215,398
Other comprehensive income/expense
Movement in hedging reserve:**
Cross-currency basis spreads of hedging swaps	-54,114	—	—
Value adjustments of cash flow hedges	3,911	—	—

Total other comprehensive income for the period	-50,203	—	—

Total comprehensive income for the period	94,814	149,603	215,398

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.
**	The movement in fair value of cross-currency basis spreads of hedging swaps is recognised in the hedging reserve. The effective portion of net change in fair value hedging instruments of cash flow hedges is also recognised in the hedging reserve. These swaps will be held to maturity and the unrealised gains and losses due to the cross-currency basis spreads will be restored by maturity.

Nordic Investment Bank	Financial information January–August 2016

Statement of financial position

EUR 1,000

		31 Aug 2016*	31 Aug 2015*	31 Dec 2015
ASSETS
Cash and cash equivalents		2,665,268	2,235,124	2,666,070

Financial placements
Placements with credit institutions		8,771	7,571	7,921

Debt securities		6,362,508	5,880,116	6,080,069

Other		22,508	23,720	22,023

		6,393,788	5,911,407	6,110,012

Loans outstanding		16,157,795	15,141,404	15,626,946

Intangible assets		—	4,771	—

Tangible assets, property and equipment		27,002	28,352	28,360

Other assets
Derivatives		2,096,524	2,656,114	2,557,979

Other assets		20,468	25,812	23,103

		2,116,992	2,681,926	2,581,083

Accrued interest and fees receivable		250,444	264,946	298,977

TOTAL ASSETS		27,611,289	26,267,931	27,311,447

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,114,959	1,554,834	1,448,888

Long-term amounts owed to credit institutions		17,973	—	18,000

		1,132,931	1,554,834	1,466,888

Repurchase agreements		104,211	—	122,556
Debts evidenced by certificates
Debt securities issued		21,686,248	19,642,967	20,802,164

Other debt		59,600	74,527	59,860

		21,745,847	19,717,493	20,862,024

Other liabilities
Derivatives		1,261,293	1,718,732	1,480,736

Other liabilities		11,971	9,953	9,946

		1,273,264	1,728,686	1,490,682
Accrued interest and fees payable		168,723	186,217	222,800

Total liabilities		24,424,978	23,187,229	24,164,950

Equity
Authorised and subscribed capital	6,141,903

of which callable capital	-5,723,302

Paid-in capital	418,602	418,602	418,602	418,602

Reserve funds
Statutory Reserve		686,325	686,325	686,325

General Credit Risk Fund		1,540,651	1,430,252	1,430,252

Special Credit Risk Fund PIL		445,919	395,919	395,919

Profit/loss for the period		145,017	149,603	215,398

Other comprehensive income for the period		-50,203	—	—

Total equity		3,186,311	3,080,701	3,146,497

TOTAL LIABILITIES AND EQUITY		27,611,289	26,267,931	27,311,447

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 the notes thereto.

Nordic Investment Bank	Financial information January–August 2016

Statement of changes in equity

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s statutory reserve and credit risk funds	Appropriation to dividend payment	Hedging reserve	Profit/loss for the period	Total
Equity at 31 December 2014	418,602	686,325	1,275,041	395,919	0	0	0	210,211	2,986,099

Appropriations between reserve funds			155,211			55,000		-210,211	0
Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment						-55,000			-55,000

Comprehensive income for the period 1/1–31/8/2015								149,603	149,603

Equity at 31 August 2015	418,602	686,325	1,430,252	395,919	0	0	0	149,603	3,080,701

Paid-in capital									0

Called-in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment									0

Comprehensive income for the period 1/9–31/12/2015								65,796	65,796

Equity at 31 December 2015	418,602	686,325	1,430,252	395,919	0	0	0	215,398	3,146,497

Appropriations between reserve funds			110,398	50,000		55,000		-215,398	0

Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment						-55,000			-55,000

Comprehensive income for the period 1/1–31/8/2016							-50,203	145,017	94,814

Equity at 31 August 2016	418,602	686,325	1,540,651	445,919	0	0	-50,203	145,017	3,186,311

Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2016

Cash flow statement

EUR 1,000

	Jan–Aug 2016*	Jan–Aug 2015*	Jan-Dec 2015
Cash flows from operating activities
Profit/loss from operating activities	145,017	149,603	215,398

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-8,872	1,464	13,865

Depreciation and write-down in value of tangible and intangible assets	1,474	2,780	8,737

Change in accrued interest and fees (assets)	48,533	40,644	6,613

Change in accrued interest and fees (liabilities)	-54,077	-44,569	-7,986

Impairment of loans	12,285	-3,760	2,509

Adjustment to hedge accounting	-508	-696	-20,667

Other adjustments to the period’s profit	2,254	-637	376

Adjustments, total	1,089	-4,774	3,447

Lending
Disbursements of loans	-1,945,973	-1,271,669	-2,715,757

Repayments of loans	1,427,981	1,388,426	2,350,532

Capitalisations, redenominations, index adjustments, etc.	-26	-44	-51

Exchange rate adjustments	76,667	-139,000	-247,764

Lending, total	-441,351	-22,287	-613,039

Cash flows from operating activities, total	-295,245	122,542	-394,193

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-1,533,672	-1,458,558	-2,168,290

Sold and matured debt securities	1,245,378	1,081,936	1,614,972

Placements with credit institutions	-850	-1,000	-1,350

Other financial placements	320	689	2,699

Exchange rate adjustments, etc.	18,093	-30,392	-59,523

Placements and debt securities, total	-270,731	-407,324	-611,491
Other items

Acquisition of intangible assets	—	-898	-1,005

Acquisition of tangible assets	-117	-1,465	-2,551

Change in other assets	5,430	-1,390	5,676

Other items, total	5,313	-3,753	2,120

Cash flows from investing activities, total	-265,418	-411,077	-609,372

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	4,469,633	2,665,120	4,276,138

Redemptions	-3,607,799	-2,888,200	-3,636,669

Exchange rate adjustments	-254,537	333,321	884,174

Debts evidenced by certificates, total	607,297	110,242	1,523,643

Other items
Long-term placements from credit institutions	-27	—	18,000

Change in swap receivables	575,541	-501,631	-441,813

Change in swap payables	-211,784	466,642	218,769

Change in other liabilities	2,025	3,193	3,186

Dividend paid	-55,000	-55,000	-55,000

Paid-in capital and reserves	—	—	—

Other items, total	310,756	-86,796	-256,858

Cash flows from financing activities, total	918,053	23,446	1,266,784

CHANGE IN CASH AND CASH EQUIVALENTS, NET	357,390	-265,089	263,219

Opening balance for cash and cash equivalents, net	1,030,348	767,129	767,129

Closing balance for cash and cash equivalents, net	1,387,738	502,039	1,030,348

Additional information to the statement of cash flows
Interest income received	256,722	271,706	345,394

Interest expense paid	-103,218	-110,349	-99,991

The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2016

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int